Exhibit 10.1

Execution Version

$1,400,000,000

TERM LOAN AGREEMENT

Dated as of August 16, 2019

among

EQM MIDSTREAM PARTNERS, LP,
as the Borrower,

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent

and

The Lenders Party Hereto

TD SECURITIES (USA) LLC,

and

JPMORGAN CHASE BANK, N.A.,

as
Joint Lead Arrangers and Joint Book Runners

BOFA SECURITIES, INC.,

BMO CAPITAL MARKETS CORP.,

CITIGROUP GLOBAL MARKETS, INC.,

MUFG BANK, LTD.,

PNC CAPITAL MARKETS LLC,

and

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

as
Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,

as

Syndication Agent

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	23
1.03.	Accounting Terms	24
1.04.	Rounding	25
1.05.	References to Agreements and Laws	25
1.06.	Times of Day	25

ARTICLE II THE COMMITMENTS AND BORROWINGS		25

2.01.	The Loans	25
2.02.	Borrowings, Conversions and Continuations of Loans	26
2.03.	[Reserved]	27
2.04.	[Reserved]	27
2.05.	Prepayments	27
2.06.	Termination or Reduction of Incremental Term Commitments	28
2.07.	Repayment of Loans	28
2.08.	Interest	28
2.09.	Fees	29
2.10.	Computation of Interest and Fees	29
2.11.	Evidence of Debt	29
2.12.	Payments Generally	29
2.13.	Sharing of Payments	31
2.16.	Defaulting Lenders	32
2.17.	Incremental Term Loans	33
2.18.	Extension of Maturity Date	35

ARTICLE III taxes, yield protection and illegality		36

3.01.	Taxes	36
3.02.	Illegality	40
3.03.	Inability to Determine Rates	40
3.04.	Increased Cost and Reduced Return; Capital Adequacy	42
3.05.	Funding Losses	43
3.06.	Mitigation Obligations; Designation of a Different Lending Office	43
3.07.	Matters Applicable to all Requests for Compensation	43
3.08.	Survival	44

ARTICLE IV CONDITIONS PRECEDENT TO CLOSING DATE AND TO INITIAL TERM Borrowing		44

4.01.	Conditions of Closing Date and Initial Term Borrowing	44

ARTICLE V representations and warranties		46

5.01.	Corporate Existence and Power	46
5.02.	Corporate and Governmental Authorization; No Contravention	46
5.03.	Binding Effect	46
5.04.	Financial Information	46
5.05.	Litigation	47
5.06.	[Reserved]	47
5.07.	Compliance with ERISA	47
5.08.	Environmental Matters	47
5.09.	Taxes	47
5.10.	Subsidiaries	48
5.11.	Regulatory Restrictions on Borrowing; Margin Regulations	48
5.12.	Full Disclosure	48
5.13.	Compliance with Laws	48
5.14.	[Reserved]	48
5.15.	Anti-Terrorism Laws	49
5.16.	[Reserved]	49
5.17.	Compliance with FCPA	49
5.19.	Solvency	49
5.20.	EEA Financial Institutions	49

ARTICLE VI affirmative covenants		49

6.01.	Information	49
6.02.	Payment of Taxes	52
6.03.	Maintenance of Property; Insurance	52
6.04.	Conduct of Business and Maintenance of Existence	52
6.05.	Compliance with Laws	52
6.06.	Inspection of Property, Books and Records	53
6.07.	Use of Proceeds	53
6.08.	Governmental Approvals and Filings	53
6.09.	[Reserved]	53
6.10.	[Reserved]	53
6.11.	[Reserved]	53
6.12.	Anti-Money Laundering/International Trade Law Compliance	53

ARTICLE VII Negative covenants		54

7.01.	Liens	54
7.02.	Financial Covenant	56
7.03.	Transactions with Affiliates	56
7.04.	Restricted Payments	57
7.05.	Mergers and Fundamental Changes	57
7.06.	Change in Nature of Business	57
7.07.	Use of Proceeds	57
7.08.	Dispositions	57
7.09.	Debt	57
7.10.	Changes in Fiscal Year; Organization Documents	58

ARTICLE VIII events of default and remedies		58

8.01.	Events of Default	58
8.02.	Remedies Upon Event of Default	60
8.03.	Application of Funds	61

ARTICLE IX administrative agent		62

9.01.	Appointment and Authorization of Administrative Agent	62
9.02.	Rights as a Lender	62
9.03.	Exculpatory Provisions	62
9.04.	Reliance by Administrative Agent	63
9.05.	Indemnification of Administrative Agent	63
9.06.	Delegation of Duties	64
9.07.	Resignation of Administrative Agent	64
9.08.	Non-Reliance on Administrative Agent and Other Lenders	64
9.09.	No Other Duties, Etc.	65
9.10.	Administrative Agent May File Proofs of Claim	65
9.11.	Certain ERISA Matters	65

ARTICLE X MISCELLANEOUS		67

10.01.	Amendments, Etc.	67
10.02.	Notices; Effectiveness; Electronic Communication	69
10.03.	No Waiver; Cumulative Remedies	71
10.04.	Costs, Expenses and Taxes	71
10.05.	Indemnification; Damage Waiver	72
10.06.	Payments Set Aside	73
10.07.	Successors and Assigns	73
10.08.	Confidentiality	78
10.09.	Set-off	78
10.10.	Interest Rate Limitation	79
10.11.	Counterparts	79
10.12.	Integration	79
10.13.	Survival of Representations and Warranties	79
10.14.	Severability	79
10.15.	[Reserved]	79
10.16.	Replacement of Lenders	80
10.17.	Governing Law	80
10.18.	No Advisory or Fiduciary Responsibility	81
10.19.	Waiver of Right to Trial by Jury	81
10.20.	USA PATRIOT Act Notice	82
10.21.	[Reserved]	82
10.22.	No General Partner’s Liability for Facility	82
10.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	82
10.24.	Acknowledgement Regarding Any Supported QFCs	83

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.10	Subsidiaries
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	[Deleted]
F	Form of Incremental Term Loan Agreement
G-1	U.S. Tax Compliance Certificate (Form 1)
G-2	U.S. Tax Compliance Certificate (Form 2)
G-3	U.S. Tax Compliance Certificate (Form 3)
G-4	U.S. Tax Compliance Certificate (Form 4)

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of August 16, 2019, among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Toronto Dominion (Texas) LLC, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” by any Person, means (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) constituting a business unit or division of another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Debt, securities or otherwise and (b) any Drop-Down Acquisition.

“Administrative Agent” means Toronto Dominion (Texas) LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Aggregate Commitments” means the aggregate Commitments of all Lenders. The Aggregate Commitments on the Closing Date immediately prior to the funding of the Loans are $1,400,000,000.00.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” shall mean any Laws applicable to the Borrower or its Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Rate” means the percentages per annum set forth in the “Pricing Grid” below, based upon the Public Debt Ratings of the Borrower:

PRICING GRID

Pricing Level	Public Debt Ratings S&P/Moody’s/Fitch	Eurodollar Rate	Base Rate
1	BBB+/Baa1/BBB+ or higher	1.000%	0.000%
2	BBB/Baa2/BBB	1.125%	0.125%
3	BBB-/Baa3/BBB-	1.250%	0.250%
4	BB+/Ba1/BB+	1.500%	0.500%
5	BB/Ba2/BB or lower or unrated by S&P and Moody’s	1.750%	0.750%

“Public Debt Ratings” means a rating to be based on the Borrower’s long-term senior unsecured non-credit enhanced debt ratings established by S&P, Moody’s, and/or Fitch. If at any time there is a Public Debt Rating issued by each Designated Rating Agency and such Public Debt Ratings differ, and (a) two Public Debt Ratings are equal to one another, then the pricing shall be based on such Public Debt Ratings that are equal or (b) no Public Debt Ratings are equal, the intermediate Public Debt Rating will apply. In the event that the Borrower shall maintain Public Debt Ratings from only two of S&P, Moody’s, or Fitch, and there is a split in such Public Debt Ratings, (i) in the event of a single level split, the higher Public Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, the pricing will be based on the rating one level lower than the higher of the two. If only one Public Debt Rating is available, it must be from S&P or Moody’s and such Public Debt Rating shall apply. In the event that the Borrower does not have a Public Debt Rating from at least one of S&P or Moody’s, then the Applicable Rate shall be calculated at “Pricing Level 5” on the “Pricing Grid” above. Each change in the Applicable Rate resulting from a publicly announced change in the Public Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. For the avoidance of doubt, the pricing level in effect on the Closing Date shall be “Pricing Level 3” on the “Pricing Grid” above.

“Approved Fund” has the meaning specified in Section 10.07(h).

“Arranger” means each of TD Securities (USA) LLC and JPMorgan Chase Bank, N.A. in their capacity as joint lead arrangers and joint book runners, and BOFA Securities, Inc., BMO Capital Markets Corp., Citigroup Global Markets, Inc., MUFG Bank, Ltd., PNC Capital Markets LLC, and The Bank of Nova Scotia, Houston Branch in their capacity as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of (i) one firm of primary counsel for all Lenders (or, in the case of Section 10.05, Indemnitees), taken as a whole, (ii) if applicable and as reasonably necessary, additional firms of special or local counsel in each appropriate jurisdiction for all Lenders (or, in the case of Section 10.05, Indemnitees), taken as a whole, and (iii) solely in the case of an actual conflict of interest, one additional firm of counsel to the affected Lenders (or, in the case of Section 10.05, Indemnitees) similarly situated in each relevant material jurisdiction.

“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks), and (c) the Eurodollar Rate plus 1.0%. Any change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the prime rate, the Federal Funds Rate or the Eurodollar Rate. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto, or any successor entity that assumes the Borrower’s obligations hereunder in accordance with Section 7.05(iv).

“Borrower Information” has the meaning specified in Section 5.12.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means an Initial Term Borrowing or an Incremental Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP (subject to Section 1.03(b)), be classified and accounted for as a finance lease on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the failure of the Borrower to own, directly or indirectly, 100% of the Capital Stock of Equitrans, L.P. or (b) except in connection with a transaction permitted by and consummated in accordance with Section 7.05(iv), (i) the failure of ETRN to own, directly or indirectly, a majority of the Voting Stock of the General Partner, or (ii) the General Partner to be the general partner of, and to Control, the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Lenders of Initial Term Loans or Incremental Term Lenders having Incremental Term Loans of the applicable Series, (b) when used with respect to Loans, refers to whether such Loans are Initial Term Loans or Incremental Term Loans of the applicable Series, and (c) when used with respect to Commitments, refers to whether such Commitments are Commitments to provide Initial Term Loans on the Closing Date or Incremental Term Commitments of the applicable Series.

“Closing Date” means August 16, 2019, which is the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of either Section 4.01(e) or Section 4.01(f), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable or, with respect to any Designated Joint Venture, a later date determined under the terms of the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the determination of a later date, as the Administrative Agent reasonably agrees) in light of the anticipated timing of dividends and distributions from such Designated Joint Venture (but in any event no later than the end of the first full fiscal quarter after such a Qualified Project is substantially complete and commercially operable).

“Commitment” means (i) the obligations of such Lender to make Loans on the Closing Date to the Borrower in a principal amount equal to the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 and (ii) such Lender’s Incremental Term Commitment (if any).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form reasonably acceptable to the Administrative Agent.

“Consolidated Debt” means, as of any date of determination, the consolidated Debt of the Borrower and its Subsidiaries (other than Debt of the Borrower or a Subsidiary solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or such Subsidiary securing indebtedness of such Designated Joint Venture).

“Consolidated EBITDA” means, for any period, subject to Section 1.03(c), an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Charges, (iii) transaction expenses related to execution and delivery of the Revolving Credit Agreement (including, without limitation, financing fees and expenses) in an aggregate amount not to exceed $6,000,000 and (iv) depreciation and amortization expense plus (c) the amount of cash dividends and cash distributions actually received during such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures plus (d) the amount collected during the period from finance lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income plus (e) non-cash long term compensation expenses minus (f) to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower minus (g) any amounts previously added to Consolidated EBITDA pursuant to clause (e) above during a prior period to the extent they are paid in cash during the current period.

“Consolidated Interest Charges” means, for any period determined on a consolidated basis for the Borrower and its Subsidiaries, all interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to interest rate Swap Contracts) for such period, in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business and (d) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of operations for the relevant period(s) prepared in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries minus the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or pursuant to Section 4.01(a)(viii) if prior to any delivery required by such Sections, with any adjustments in accordance with the terms of this Agreement), in accordance with GAAP.

“Consolidated Subsidiaries” means, at any date, any Subsidiary or other entity, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date. Notwithstanding the above, it is understood and agreed that a Designated Joint Venture, upon consummation of the assumption or acquisition by the Borrower or any of its Subsidiaries of membership interests or other interests in such Designated Joint Venture, will not be considered to be a Consolidated Subsidiary for purposes of this Agreement whether or not it is required to be consolidated by GAAP; provided, that for the purposes of Sections 5.04(c), 6.01(a) and 6.01(b), “Consolidated Subsidiaries” shall include such Designated Joint Venture if and to the extent required to be consolidated by GAAP; provided  further, that in such instances, the Borrower will provide such financial information for such Designated Joint Venture to the Lenders as the Lenders shall reasonably request to enable the Lenders to verify what adjustments were made by the Borrower to Consolidated Debt, Consolidated EBITDA and other consolidated amounts in order to exclude such Designated Joint Venture in calculating compliance with Section 7.02 of this Agreement.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.24.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:

(a)                all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)               the amount available to be drawn under all letters of credit (including standby and commercial) (other than letter of credit obligations relating to indebtedness included in “Debt” pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder;

(c)                all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)                debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

(e)                Capital Leases;

(f)                 to the extent required to be included on the Borrower’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and

(g)                all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of the Borrower shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any Subsidiary of the Borrower is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to the Borrower or Subsidiary, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, an interest rate equal to (i) the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus (ii) 2% per annum and (b) with respect to non-Loan Obligations, an interest rate equal to (i) the Eurodollar Rate for a one-month Interest Period plus (ii) 2% per annum; provided, however, that in no event shall the Default Rate (when giving effect to any other applicable interest rate) exceed the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days following the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent or any other Lender in writing or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed as a consequence of a Delaware LLC Division (excluding any dividing Delaware LLC that survives a Delaware LLC Division).

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Joint Venture” means, (a) Mountain Valley Pipeline, (b) Eureka, and (c) if so elected by the Borrower under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the Borrower to make such election (or an equivalent election having a similar effect) thereunder, with the prior written consent of the Administrative Agent), one or more of Borrower’s non-wholly owned subsidiaries, whether owned on the Closing Date or created or acquired after the Closing Date (it being understood and agreed that, for the avoidance of doubt, if any Designated Joint Venture under clause (a), (b) or (c) of this definition (i) would be a wholly-owned Subsidiary of the Borrower but for its status as a Designated Joint Venture or (ii) would cease to have any direct or indirect ownership retained by the Borrower, in either case, the Borrower may elect to thereafter have such entity cease to be a Designated Joint Venture for all purposes under this Agreement).

“Designated Rating Agency” means S&P, Moody’s and/or Fitch.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including to a Delaware Divided LLC pursuant to a Delaware LLC Division and any sale and leaseback transaction) of any property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any state, commonwealth, territory or possession of the United States or organized under the laws of the District of Columbia.

“Drop-Down Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries, in a single transaction or in a series of related transactions, of property or assets from another Person (other than the Borrower or any of its Subsidiaries), so long as the property or assets being acquired is engaged or used (or intended to be used), as applicable, primarily in the midstream energy business.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ETRN” means Equitrans Midstream Corporation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eureka” means Eureka Midstream Holdings, LLC, a Delaware limited liability company, any successor thereof and any Subsidiary thereof.

“Eurodollar Rate” means:

(a)                with respect to any Eurodollar Rate Loan for the Interest Period applicable to such Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Bloomberg Page BBAM1 (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%), or, if for any reason such rate does not appear on Bloomberg Page BBAM1(or any applicable successor page), then a rate as shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Eurodollar Rate applicable to Eurodollar Rate Loans may also be expressed by the following formula:

Eurodollar Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

(b)                with respect to any Base Rate Loan, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Bloomberg Page BBAM1 (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%), or, if for any reason such rate does not appear on Bloomberg Page BBAM1 (or any applicable successor page), then a rate as shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination, by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Eurodollar Rate applicable to Base Rate Loans may also be expressed by the following formula:

Eurodollar Rate =	London interbank offered rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Eurodollar Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes (including, for the avoidance of doubt, the Pennsylvania capital stock and foreign franchise tax) and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a Lender hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any interest, fines, or penalties applicable to Taxes, and any additions to Tax, in each case that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“Extension Effective Date” has the meaning set forth in Section 2.18(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, (i) that certain Agency Fee Letter, dated as of July 30, 2019, by and between Toronto Dominion (Texas) LLC and the Borrower and (ii) that certain Joint Fee Letter, dated as of July 30, 2019 by and among Toronto Dominion (Texas) LLC, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and the Borrower.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.07(h).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means EQGP Services, LLC, a Delaware limited liability company (including any permitted successors and assigns under the Partnership Agreement) or any other Person that becomes the general partner of the Borrower so long as such Person is a Subsidiary of ETRN.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Term Borrowing” means a borrowing by the Borrower of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01(b).

“Incremental Term Commitments” means, for any Incremental Term Lender, the commitment of such Incremental Term Lender to make Incremental Term Loans pursuant to Section 2.01(b), as such commitment (i) is set forth in the applicable Incremental Term Loan Agreement delivered pursuant to Section 2.17 and (ii) may be reduced or terminated in accordance with this Agreement.

“Incremental Term Lender” has the meaning specified in Section 2.17(b). For the avoidance of doubt, any Person (i) that has no Incremental Term Loan owed to it and (ii) whose Incremental Term Commitment was terminated prior to funding will not be an “Incremental Term Lender”; however, any Person that (i) has an Incremental Term Commitment but (ii) has not yet funded an Incremental Term Loan shall be an “Incremental Term Lender”.

“Incremental Term Loan Agreement” means, with respect to any Incremental Term Loans made pursuant to Section 2.17, (a) an amendment to this Agreement substantially in the form of Exhibit F hereto or otherwise reasonably acceptable to the Administrative Agent, executed by the Borrower and the applicable Incremental Term Lenders for a Series of Incremental Term Loans, and acknowledged by the Administrative Agent, or (b) an amendment to, or restatement, amendment and restatement or modification of, this Agreement, executed by the Borrower, the applicable Incremental Term Lenders for a Series of Incremental Term Loans and the Administrative Agent in accordance with Section 10.01 hereof, in each case evidencing the applicable Incremental Term Lender’s agreement to provide Incremental Term Loans, the Borrower’s obligation to repay such Incremental Term Loans and effecting such other amendments hereto as are contemplated by Section 10.01.

“Incremental Term Loans” has the meaning specified in Section 2.17(a) and, for the avoidance of doubt, includes each Series of Incremental Term Loans.

“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Information” has the meaning set forth in Section 10.08.

“Initial Term Borrowing” means the borrowing of the Initial Term Loans under this Agreement on the Closing Date by the Borrower.

“Initial Term Loan” has the meaning specified in Section 2.01(a).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or such other periods as agreed to by all of the relevant Lenders, as selected by the Borrower in its Loan Notice; provided that:

(i)                 any Interest Period applicable to any Eurodollar Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)              any Interest Period applicable to any Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)            no Interest Period shall extend beyond the Maturity Date.

“Investment Grade Rating” means (a) a BBB- rating or higher from S&P, (b) a Baa3 rating or higher from Moody’s or (c) a BBB- rating or higher from Fitch.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and shall include at any time on or after the Closing Date, (a) any Incremental Term Lender and (b) any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. As of the Closing Date, each of the Lenders is listed on Schedule 2.01.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“LIBOR Screen Rate” means the London interbank offered rate administered by Bloomberg Page BBAM1 (or any other Person which takes over the administration of such rate) for deposits in Dollars.

“LIBOR Successor Rate” has the meaning provided in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Term Loan or an Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Master Agreement” has the meaning set forth in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Debt” means Debt (other than the Loans) of the Borrower and one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $25,000,000.

“Material Disposition” means the Disposition by any Person, in a single transaction or in a series of related transactions, of either (a) property or assets constituting a business unit or division of such Person to another Person or (b) a majority or greater of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of a Subsidiary of such Person to another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Material Subsidiary” means any Domestic Subsidiary of Borrower for which (i) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Borrower and its Consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Borrower and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year.

“Maturity Date” means, the earlier of (a) with respect to any Class of Loans, the Stated Maturity Date for such Class and (b) with respect to all Classes of Loans, the effective date of any other termination, cancellation or acceleration of all outstanding Obligations and Commitments under this Agreement.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mountain Valley Pipeline” means, collectively, Mountain Valley Pipeline, LLC, a Delaware limited liability company, any successor thereof and any Subsidiary thereof.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of each Lender or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Section 2.18(c).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made or held by such Lender pursuant to this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any the Borrower or any Affiliate of the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16) and (ii) any interest, fines, or penalties applicable to Taxes, and any additions to Tax, in each case that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower dated as of April 10, 2019 among the General Partner, Equitrans Gathering Holdings, LLC, EQM GP Corporation, and Equitrans Midstream Holdings, LLC, together with any other Persons (as defined therein) who are or who become Partners (as defined therein) in the Borrower or parties thereto as provided therein, as amended through the Closing Date and as further amended, restated, amended and restated, or otherwise modified from time to time in a manner not prohibited by this Agreement.

“Partnership Restructuring Event” has the meaning given to such term in the Partnership Agreement.

“Partnership Rollup Event” has the meaning given to such term in the Partnership Agreement.

“Patriot Act” has the meaning specified in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any member of the ERISA Group and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 6.01.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of (x) such Lender’s Commitment of the applicable Class at such time (as adjusted from time to time in accordance with the provisions of this Agreement) and (y) the aggregate stated principal amount of such Lender’s outstanding Loans of the applicable Class at such time, and the denominator of which is the sum of (x) the Aggregate Commitments of such Class at such time and (y) the aggregate stated principal amount of the outstanding Loans of such Class of all Lenders in such Class at such time. When a Defaulting Lender shall exist, “Pro Rata Share” shall be calculated without including any Defaulting Lender’s Commitment or Loans. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial Pro Rata Shares of each Incremental Term Lender will be set forth in the applicable Incremental Term Loan Agreement or in the Assignment and Assumption pursuant to which such Incremental Term Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Ratings” has the meaning set forth in the definition of “Applicable Rate.”

“Public Lender” has the meaning specified in Section 6.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.24.

“Qualified Acquisition” means an Acquisition by the Borrower or any Subsidiary, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions by the Borrower and its Subsidiaries in any rolling 12-month period, is greater than or equal to $25,000,000.

“Qualified Project” means the construction or expansion of any capital project of the Borrower, any of its Subsidiaries, or any Designated Joint Venture, the aggregate capital cost of which exceeds $10,000,000.

“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:

(a)                prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the administrative agent under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the administrative agent thereunder to approve such amounts, by the Administrative Agent) as the projected Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer commitments and related contracts in connection with such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors deemed appropriate by the administrative agent under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the administrative agent thereunder to approve such amounts, by the Administrative Agent)), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b)                thereafter, actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the administrative agent under the Revolving Credit Agreement or the Administrative Agent, as applicable, pursuant to Part (a) above as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the full four fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by the administrative agent under the Revolving Credit Agreement or the Administrative Agent, as applicable, pursuant to Part (a) above for such fiscal quarter, the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in Part (a) above, such amount to be approved by the administrative agent under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the administrative agent thereunder to approve such amounts, by the Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing, no such additions shall be allowed with respect to any Qualified Project unless:

(1)       not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 6.01(c) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.02, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project; and

(2)       prior to the date such certificate is required to be delivered, the administrative agent under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the administrative agent thereunder to approve such amounts, the Administrative Agent) shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the administrative agent under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the administrative agent thereunder to approve such amounts, as the Administrative Agent) may reasonably request, and the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Compliance Event” shall mean that the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Incremental Term Lenders” means, as of any date of determination, Incremental Term Lenders having greater than 50% of the aggregate outstanding principal amount of the applicable Series of Incremental Term Loans at such time (or, if the full amount of the applicable Series of Incremental Term Loans shall not yet have been made, the aggregate amount of the applicable Series of the Incremental Term Commitments); provided that the Incremental Term Loans (or Incremental Term Commitments, as applicable) of any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Lenders.

“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the sum of (i) the Aggregate Commitments and (ii) the aggregate outstanding Loans; provided that the portion of the Commitments and Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, executive vice president, senior vice president, chief financial officer, principal accounting officer, secretary, assistant secretary, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of the General Partner, on behalf of the Borrower, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Borrower’s partners, members or stockholders (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Revolving Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among EQM Midstream Partners, LP, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the lenders party thereto and any other parties thereto, as the same shall be amended, restated, amended and restated, supplemented, refinanced, replaced (whether immediately or after the passage of time), renewed, extended or otherwise modified from time to time.

“S&P” means S&P Global Inc., a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning provided in Section 3.03(b).

“Senior Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer or treasurer of the Borrower.

“Series” means any series of Incremental Term Loans designated in and made pursuant to any applicable Incremental Term Loan Agreement.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means the later of (a)(i) with respect to any Initial Term Loans, August 16, 2022 and (ii) with respect to any Series of Incremental Term Loans, the date specified in the Incremental Term Loan Agreement for such Series of Incremental Term Loans or (b) with respect to any Class of Loans, if the maturity of such Loans is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to Section 2.18 (it being understood and agreed that any such maturity shall not be deemed extended for any Non-Extending Lender).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the above, it is understood and agreed that a Designated Joint Venture shall not be a “Subsidiary” of the Borrower for purposes of this Agreement (subject to the parenthetical at the end of the definition of “Designated Joint Venture”). For the avoidance of doubt, neither the income (except as specifically permitted pursuant to clause (c) of the definition of Consolidated EBITDA) nor the Debt (unless such Debt is recourse to the Borrower or a Subsidiary, other than Debt of the Borrower or a Subsidiary solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or such Subsidiary securing indebtedness of such Designated Joint Venture) of a Designated Joint Venture shall be included for purposes of calculating the financial covenant set forth in Section 7.02 of this Agreement.

“Supported QFC” has the meaning specified in Section 10.24.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon the average of at least two mid-market or other readily available commercially reasonable quotations provided by any leading dealer in such Swap Contracts (one of which may be a Lender or an Affiliate of a Lender).

“Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)               Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)             The term “including” is by way of example and not limitation.

(iv)              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)               The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(vi)              Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vii)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.          Accounting Terms.

(a)                All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)                If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that notwithstanding anything else to the contrary, any change to the financial reporting adopted in connection with the Revolving Credit Agreement shall apply to comparable reporting requirements in this Agreement unless such Revolving Credit Agreement is no longer in effect and such reporting requirements are subsequently amended hereunder.

(c)                Calculations. Notwithstanding anything in this Agreement to the contrary:

(i)                 For purposes of calculating compliance with the financial covenant set forth in Section 7.02, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Debt shall be calculated on a pro forma basis as if any Acquisition or Material Disposition occurring during the period referenced in clause (b) of the definition of Consolidated Leverage Ratio in Section 1.01 had been consummated at the beginning of such period.

(ii)               For purposes of calculating compliance with the financial covenant set forth in Section 7.02, Consolidated EBITDA may include, at Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof (it being understood that if the Borrower has elected a similar option under the Revolving Credit Agreement, then the Borrower shall be deemed to have elected such option under this Agreement).

1.04.          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.          References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06.          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01.          The Loans.

(a)                Initial Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, an “Initial Term Loan”) to the Borrower on the Closing Date, in an aggregate amount equal to the amount of such Lender’s Commitment as set forth on Schedule 2.01. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a) and prepay under Section 2.05. Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                Incremental Term Loans. Subject to Section 2.17, the other terms and conditions set forth herein and the relevant Incremental Term Loan Agreement, each Incremental Term Lender having an Incremental Term Commitment severally agrees to make Incremental Term Loans to the Borrower as specified in the applicable Incremental Term Loan Agreement in a principal amount not exceeding its Incremental Term Commitment. Unless otherwise specified in an Incremental Term Loan Agreement, Incremental Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)                Once repaid or prepaid, no Loan may be reborrowed (it being understood, for the avoidance of doubt, that this Section 2.01(c) shall not limit the Borrower’s right pursuant to the terms of Section 2.17 to request a different Series of Incremental Term Loans following repayment or prepayment of any Series of Incremental Term Loans).

(d)                Each Lender’s Commitment (other than any Incremental Term Commitments, which shall terminate as provided in the related Incremental Loan Agreement) shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

2.02.          Borrowings, Conversions and Continuations of Loans.

(a)                Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Loan Notice, appropriately completed and signed by a Responsible Officer of the General Partner, on behalf of the Borrower, which may be delivered via facsimile or electronic mail; provided that, a Loan Notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction or identifiable event or condition, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion or continuation of (i) Initial Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) Incremental Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 (or as may otherwise be provided in the applicable Incremental Term Loan Agreement). Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) whether such Borrowing will consist of Initial Term Loans or Incremental Term Loans, and if such Borrowing will consist of Incremental Term Loans, the applicable Series of Incremental Term Loans. If the Borrower fails to specify a Type of Loan in a Loan Notice delivered by 11:00 a.m. at least three Business Days prior to the requested date of the Borrowing, it will be deemed to have specified a Eurodollar Rate Loan at an Interest Period of one month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to, or continued as, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                Following receipt of a Loan Notice, (i) in the case of Initial Term Loans, the Administrative Agent shall promptly notify, each Lender of the amount of its Pro Rata Share of the applicable Initial Term Loans and (ii) in the case of Incremental Term Loans, each Incremental Term Lender of the amount of its Pro Rata Share of the applicable Series of Incremental Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of the applicable Initial Term Loan or Incremental Term Loan, as the case may be, available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of, in the case of an Incremental Term Borrowing, the applicable conditions set forth in Section 2.17(d) (or, in the case of an Initial Term Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, at the election of the Required Lenders by written notice to the Administrative Agent and the Borrower, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03.          [Reserved].

2.04.          [Reserved].

2.05.          Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount of such Class of Loans then outstanding (or such other amount as may be provided in the applicable Incremental Term Loan Agreement). Each such notice shall specify (x) the date and amount of such prepayment, (y) whether such Loans are Initial Term Loans or Incremental Term Loans, and, if Incremental Term Loans, the applicable Series and (z) the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, a notice of prepayment of all or any part of the outstanding Loans may state that such notice is conditioned upon (i) the effectiveness of other credit facilities, (ii) any incurrence or issuance of debt or equity or (iii) the occurrence of any other transaction or other specified event or condition relating to (x) any Qualified Project or (y) any material asset or operating segment of the Borrower, its Consolidated Subsidiaries or any Designated Joint Venture, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment (1) of Initial Term Loans shall be applied to the Initial Term Loans of the Lenders in accordance with their respective Pro Rata Shares and (2) of Incremental Term Loans shall be applied to Incremental Term Loans in such Series in accordance with their respective Pro Rata Shares.

2.06.          Termination or Reduction of Incremental Term Commitments.

The Borrower may (unless otherwise provided in the applicable Incremental Term Loan Agreement), upon notice to the Administrative Agent, terminate any unused Incremental Term Commitments provided pursuant to the applicable Incremental Term Loan Agreement, or from time to time permanently reduce any unused Incremental Term Commitments provided pursuant to the applicable Incremental Term Loan Agreement in an integral multiple of $1,000,000 (or as may otherwise be provided in the respective Incremental Term Loan Agreement); provided, that each such reduction shall apply proportionately to permanently reduce the unused Incremental Term Commitments of the applicable Incremental Term Lenders provided pursuant to the applicable Incremental Term Loan Agreement; provided further that, a notice of termination of any unused Incremental Term Commitments may state that such notice is conditioned upon (i) the effectiveness of other credit facilities, (ii) any incurrence or issuance of debt or equity or (iii) the occurrence of any other transaction or other specified event or condition relating to (x) any Qualified Project or (y) any material asset or operating segment of the Borrower, its Consolidated Subsidiaries or any Designated Joint Venture, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the applicable Incremental Term Lenders of any such notice of termination or reduction of the unused Incremental Term Commitments.

2.07.          Repayment of Loans.

(a)                The Borrower shall repay to the applicable Lenders on the Maturity Date the aggregate principal amount of Initial Term Loans outstanding on such date.

(b)                The Borrower shall repay to the applicable Incremental Term Lenders on the applicable Maturity Date for each Class of Incremental Term Loans the aggregate principal amount of all Incremental Term Loans outstanding on such date.

2.08.          Interest.

(a)                Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                While any Event of Default exists, the Borrower shall (i) automatically, in the case of an Event of Default under any of Sections 8.01(a), (f) or (g) or (ii) upon the request of the Required Lenders, in the case of any other Event of Default, pay interest on the principal amount of all outstanding Obligations hereunder (except for inchoate or contingent obligations for which no claim has yet been made) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and in no event to exceed the Maximum Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.          Fees.

(a)                The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.          Computation of Interest and Fees.

All computations of interest for Base Rate Loans based on the prime commercial lending rate of the Administrative Agent shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11.          Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note, and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12.          Payments Generally.

(a)                All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue to but excluding that next succeeding Business Day.

(b)                If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)            (i)               Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each of the Lenders shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(ii)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Loans accruing interest at the Base Rate, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make its payment under Section 9.05.

(f)                 Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13.          Sharing of Payments.

(a)                If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders of the applicable Class such participations in the Loans of the applicable Class made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders of the applicable Class following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(b)                If any Lender shall fail to make any payment required to be made by it pursuant to Section 9.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent under such Section 9.05 until all such unsatisfied obligations are fully paid. For the avoidance of doubt, notwithstanding the application or holding pursuant to this subsection of all or a part of a payment made by the Borrower for the account of a Lender, as between the Borrower and such Lender the Borrower shall be discharged from the obligation with respect to which such payment was made as if and to the extent such application or holding had not occurred.

2.14.          [Reserved].

2.15.          [Reserved].

2.16.          Defaulting Lenders.

(a)                Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Required Incremental Term Lenders.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if applicable and so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Incremental Term Commitments under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.01 or Section 2.17(d), as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Pro Rata Shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             No Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) (it being understood, for the avoidance of doubt, that each Defaulting Lender’s obligation to fund Loans hereunder shall continue notwithstanding nonpayment by the Borrower of any such fees in accordance with this Section 2.16(a)(iii)).

(b)                Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17.          Incremental Term Loans.

(a)

(i)                The Borrower shall have the right from time to time during the term of this Agreement, and subject to the terms and conditions set forth in this Section 2.17, to request in writing incremental term loans (the “Incremental Term Loans”) be made under this Agreement by Incremental Term Lenders pursuant to one or more Incremental Term Loan Agreements; provided that (i) no more than three such requests shall be permitted, and (ii) no such request shall be permitted if after giving pro forma effect to such Incremental Term Loans the total aggregate stated principal amount of Incremental Term Loans borrowed under this Agreement would exceed $300,000,000. Such notice to the Administrative Agent shall set forth the date on which such Incremental Term Loans are requested to be made (which shall not be less than three (3) Business Days nor more than 90 days after the date of such notice (which time periods may be modified or waived at the discretion of the Administrative Agent with the consent of the Borrower)) and include the applicable completed Incremental Term Loan Agreement for such Incremental Term Loans as an attachment thereto. In connection with any such request, the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld, conditioned or delayed), but no consent of any Lender (other than any Lender providing an Incremental Term Loan pursuant to such request) is required to be obtained.

(ii)               Notwithstanding anything to the contrary contained herein or in any Incremental Term Loan Agreement, without the prior written consent of the Required Lenders:

(A)       the final maturity of any requested Series of Incremental Term Loans shall be no earlier than the latest Stated Maturity Date of any existing Loans hereunder;

(B)        the average life to maturity of any Series of Incremental Term Loans shall be no shorter than the average life to maturity of the existing Loans;

(C)        the terms and provisions of each Series of Incremental Term Loans shall be identical to those of the Initial Term Loans except as otherwise set forth in the applicable Incremental Term Loan Agreement;

(D)        each Series of Incremental Term Loans shall rank pari passu in right of payment with the Initial Term Loans; and

(E)        subject to clauses (A) and (B), each Series of Incremental Term Loans shall have the applicable rate and amortization, if any, determined by the Borrower and the applicable Incremental Term Lenders.

(b)                Any such Incremental Term Loans shall be made, at the option of the Borrower, by (x) one or more existing Lenders and/or (y) one or more financial institutions that is not an existing Lender (any such Lender or financial institution referred to in this Section 2.17(b) being called an “Incremental Term Lender”); provided that any such non-existing Lender or financial institution (A) must be an Eligible Assignee, (B) must have an Incremental Term Loan of at least $5,000,000 unless otherwise agreed to by the Administrative Agent and the Borrower and (C) must become an Incremental Term Lender under this Agreement by execution and delivery of an Incremental Term Loan Agreement; provided, further, that no Lender shall be required to become an Incremental Term Lender and any Lender or financial institution approached to provide an Incremental Term Loan may elect or decline, in its sole discretion, to provide such Incremental Term Loan.

(c)                The Borrower and each Incremental Term Lender that has agreed to provide an Incremental Term Loan pursuant to such request shall execute and deliver to the Administrative Agent an Incremental Term Loan Agreement and such other documentation as the Administrative Agent shall reasonably specify to provide for the requested Incremental Term Loans.

(d)                Notwithstanding the foregoing, no Incremental Term Loan Agreement shall become effective and no Incremental Term Loans shall be provided under this Section 2.17 unless:

(i)                 the representations and warranties of the Borrower contained in Article V (except the representations and warranties in Sections 5.04(d) and 5.05, as to any matter which has theretofore been disclosed in writing by the Borrower to the Lenders by written notice given to the Administrative Agent) or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects ((provided that (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects, and (ii) the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) on and as of the date of such Incremental Term Loan Agreement or the provision of the Incremental Term Loans (or, if such representation speaks as of an earlier date, as of such earlier date);

(ii)               with respect to the provision of Incremental Term Loans only, after giving effect to the incurrence of such Incremental Term Loans, the Borrower is in compliance with Section 7.02;

(iii)             with respect to the effectiveness of the Incremental Term Loan Agreement only, the Administrative Agent shall have received customary legal opinions, resolutions and customary closing certificates and other documentation as it shall reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)             with respect to the provision of Incremental Term Loans only, the Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof (including as applicable in Section 2.02).

2.18.          Extension of Maturity Date.

(a)                The Borrower may, from time to time, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders), request a one-year extension of the applicable Maturity Date then in effect for any Class of Loans; provided that not more than two such extensions shall be effected for the Initial Term Loans and not more than two such extensions shall be effected for each Series of Incremental Term Loans unless otherwise specified in the applicable Incremental Term Loan Agreement. Within 30 days of delivery to the applicable Class of Lenders of such notice, each Lender in the applicable Class shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such applicable Lender’s sole and absolute discretion). Any Lender in an applicable Class not responding within the 30 day time period mentioned in the immediately preceding sentence shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Class of Lenders of the responses from the Lenders in such Class.

(b)                As to any Class of Lenders for a Class of Loans consenting to such extension (the “Extending Lenders”), the applicable Maturity Date shall be extended to the date which is one year after the Maturity Date then in effect, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.18(c)(iii) (the “Extension Effective Date”).  The Administrative Agent and the Borrower shall promptly confirm to the Lenders in the applicable Class such extension and the Extension Effective Date.

(c)                Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)                 on the Extension Effective Date, no Default or Event of Default shall have occurred and be continuing, and no Default or Event of Default shall occur, as a result of such extension;

(ii)               on and as of the Extension Effective Date, the representations and warranties of the Borrower contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects both immediately before and immediately after (or, if such representation speaks as of an earlier date, as of such earlier date) giving effect to the extension (provided that (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects (taking into account such materiality or Material Adverse Effect qualifications), and (ii) the representation and warranty made in Section 5.15(a) shall be true and correct in all respects);

(iii)              the Borrower shall deliver to the Administrative Agent (A) copies of corporate resolutions certified by a Responsible Officer of the General Partner, on behalf of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a Maturity Date as extended pursuant to this Section has been duly authorized and approved and (B) a certificate signed by a Responsible Officer of the General Partner, on behalf of the Borrower dated as of the Extension Effective Date certifying that (1) immediately before and immediately after giving effect to such extension, the representations and warranties of the Borrower contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects both immediately before and immediately after (or, if such representation speaks as of an earlier date, as of such earlier date) giving effect to the extension (provided that (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects (taking into account such materiality or Material Adverse Effect qualifications), and (ii) the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) and (2) immediately before and immediately after giving effect to such extension no Event of Default exists or will exist; and

(iv)              The Borrower shall pay any Class of Loans outstanding on the applicable Maturity Date (prior to giving effect to any extension) as to any non-Extending Lenders (the “Non-Extending Lenders”) (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised and new Pro Rata Shares of all the Lenders in the applicable Class effective as of the Extension Effective Date.

(d)                The Borrower shall have the right to replace each Non-Extending Lender in accordance with Section 10.16.

(e)                This Section shall supersede any provisions in Section 2.07 or 10.01 to the contrary.

ARTICLE III

taxes, yield protection and illegality

3.01.          Taxes.

(a)                FATCA. For purposes of this Section 3.01, the term “Law” includes FATCA.

(b)                Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c)                Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within twenty (20) days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient and required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(d) for any Indemnified Taxes unless such Recipient notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e)                Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                 Status of Lenders. Any Lender (which solely for purposes of this Section 3.01(f) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(A), (B) and (D) below) otherwise required as a result of a Change in Law, shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)               properly completed and executed originals of IRS Form W-8ECI;

(iii)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS W-8BEN-E, as applicable;

(iv)              properly completed and executed originals of IRS Form W-8EXP claiming an exemption from withholding Tax; or

(v)                to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such party will make such payment to the relevant indemnifying party within ten (10) days after the party has determined that it owes amounts to the indemnifying party pursuant to the first sentence of this subsection (g). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (h). The agreements in this subsection (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)                 Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

3.02.          Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03.          Inability to Determine Rates.

(a)                In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender of the applicable Class. Thereafter, the obligation of the Lenders of the applicable Class to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i)                 adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)               the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)             syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and notwithstanding anything to the contrary in Section 10.01, any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders of the applicable Class to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero (0) for purposes of this Credit Agreement.

3.04.          Increased Cost and Reduced Return; Capital Adequacy.

(a)                If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                If any Lender determines that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                A certificate of a Lender or such other Recipient setting forth the Change in Law giving rise to a claim for compensation under subsection (a) or (b) of this Section, the amount or amounts necessary to compensate such Lender such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section (including an explanation in reasonable detail of the manner in which such amount or amounts was determined) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.          Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment of principal or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (even if permitted to revoke such notice); or

(c)                any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.          Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07.          Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts was determined) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.08.          Survival. All of the Borrower’s obligations under this Article III shall survive termination of this Agreement and repayment of all Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING DATE AND TO INITIAL TERM Borrowing

4.01.          Conditions of Closing Date and Initial Term Borrowing. The occurrence of the Closing Date and the obligation of each Lender to make its Initial Term Loans hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)                The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic transmission (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the General Partner, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 executed counterparts of this Agreement, sufficient in number for distribution as reasonably requested by the Administrative Agent;

(ii)               a Loan Notice in accordance with the requirements hereof;

(iii)             a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date;

(iv)              a certificate of a Responsible Officer of the General Partner certifying as to the incumbency and genuineness of the signature of each officer of the General Partner executing, on behalf of the Borrower, Loan Documents to which the Borrower is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) the Partnership Agreement and (C) resolutions duly adopted by the General Partner of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party;

(v)                certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization;

(vi)              an opinion of Latham & Watkins LLP, special New York counsel to the Borrower, addressed to the Administrative Agent and each Lender as of the Closing Date;

(vii)            a certificate signed by a Responsible Officer of the General Partner, on behalf of the Borrower, certifying (A) that the representations and warranties of the Borrower contained in Article V are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date (or, if such representation speaks as of an earlier date, as of such earlier date), (B) that no Default exists or would result from the execution of this Agreement, (C) since December 31, 2018, there has not occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect and (D) as of the Closing Date and immediately after giving effect to the transactions contemplated herein to occur on the Closing Date, the Borrower and its Subsidiaries are Solvent on a consolidated basis;

(viii)          the financial statements of the Borrower for the fiscal quarter ended June 30, 2019. Such financial statements may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver soft copies (by electronic mail) of such financial statements to the Administrative Agent or any Lender that requests the Borrower to deliver such soft copies prior to the Closing Date; and

(ix)              such other certificates, documents, consents or agreements as the Administrative Agent or the Required Lenders reasonably may require and request from the Borrower in writing at least one (1) Business Day prior to the Closing Date.

(b)                The Borrower shall have provided to the Administrative Agent and the Lenders, to the extent requested at least two Business Days prior to the Closing Date, (A) the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the Patriot Act, (B) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (C) all anti-money laundering documentation reasonably requested by the Administrative Agent.

(c)                The Borrower shall have received all material governmental and third-party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(d)                No action, suit, investigation or other proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(e)                Any fees required to be paid in connection with the Loan Documents on or before the Closing Date and for which invoices have been presented to the Borrower at least one Business Day prior to the Closing Date shall have been paid.

(f)                 Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced and presented to the Borrower along with a recent IRS Form W-9 of each payee at least one Business Day prior to the Closing Date.

ARTICLE V

representations and warranties

The Borrower represents and warrants to the Lenders, as of the Closing Date and thereafter as of any other date agreed to by the Borrower, that:

5.01.          Corporate Existence and Power. The Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all organizational powers and all material Authorizations required to carry on its business as now conducted.

5.02.          Corporate and Governmental Authorization; No Contravention. The Borrower’s incurrence of Debt hereunder, and the execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is a party, (a) are within the organizational powers of the Borrower, (b) have been duly authorized by all necessary organizational action, (c) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained and any reports required to be filed by the Borrower with the SEC), (d) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation or of any Organization Documents of the Borrower or (ii) any material agreement, judgment, injunction, order, decree or other instrument binding upon the such Person, or result in the creation or imposition of any Lien on any asset of such Person or any of its Subsidiaries that is not permitted hereunder.

5.03.          Binding Effect. Each Loan Document to which the Borrower is party constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

5.04.          Financial Information.

(a)                The balance sheet of the Borrower as of December 31, 2018 and the related statements of operations, equity and cash flows for the fiscal year then ended, have been reported on by Ernst & Young LLP, independent certified public accountants for the Borrower, and are set forth in the Borrower’s 2018 Form 10-K, a copy of which has been made available to each of the Lenders. Such financial statements (i) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in conformity with GAAP and (ii) show, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)                The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2019, and the related unaudited consolidated statements of operations and cash flows for the six months then ended, set forth in the Borrower’s Form 10-Q for the quarter ended June 30, 2019, a copy of which has been made available to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

(c)                The financial information delivered to the Lenders pursuant to Sections 6.01(a) and (b) (i) fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows as of such date (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes), and (ii) shows, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(d)                Since December 31, 2018, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

5.05.          Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

5.06.          [Reserved].

5.07.          Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.08.          Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

5.09.          Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to have been filed by them, and have paid all taxes due and payable by them pursuant to such returns or pursuant to any material assessment received by the Borrower or any of their Subsidiaries (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the Borrower and each Subsidiary). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

5.10.          Subsidiaries. Set forth on Schedule 5.10 is a complete and accurate list as of the Closing Date of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, the Borrower’s direct or indirect percentage ownership therein and whether it is a Material Subsidiary. Each Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

5.11.          Regulatory Restrictions on Borrowing; Margin Regulations.

(a)       Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b)       The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 8.01(e) will be margin stock.

5.12.          Full Disclosure. No written statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document (collectively, all such written material, the “Borrower Information”) (as modified or supplemented by other Borrower Information so furnished), taken as a whole and together with disclosures made by the Borrower in filings with the SEC that are available to the Lenders, contains, as of the date such Borrower Information was furnished (or, if such Borrower Information expressly relates to a specific date, as of such specific date) any untrue statement of a material fact or omits, as of the date such Borrower Information was furnished (or, if such Borrower Information expressly related to a specific date, as of such specific date), any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided, that with respect to projected financial information, including, without limitation, any projected or estimated financial information incorporated in any budget, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events (whether incorporated in a budget or otherwise provided), are not to be viewed as facts and that the actual results may differ significantly and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.13.          Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, the Code), except where the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would reasonably be expected to have a Material Adverse Effect.

5.14.          [Reserved].

5.15.          Anti-Terrorism Laws. The Borrower represents and warrants that (a) none of the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries, is a Sanctioned Person, (b) to the knowledge of the Borrower, no employee of the Borrower or any of its Subsidiaries, or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, (c) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower or such Subsidiary, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (d) the Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, and (e) each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects.

5.16.          [Reserved].

5.17.          Compliance with FCPA. The Borrower and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in each case, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

5.18.          [Reserved].

5.19.          Solvency. The Borrower and its Subsidiaries on a consolidated basis are and, immediately after the consummation of the transactions contemplated by this Agreement, will be Solvent.

5.20.          EEA Financial Institutions. None of the Borrower or any of its Subsidiaries is an EEA Financial Institution.

ARTICLE VI

affirmative covenants

The Borrower agrees that so long as any Loans or Commitments remain outstanding or any Obligation payable hereunder remains unpaid:

6.01.          Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)                as soon as available, and in any event within the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                as soon as available, and in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower beginning with the fiscal quarter ending September 30, 2019, and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Borrower;

(c)                simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the General Partner, on behalf of the Borrower, including a complete and accurate list, as of the last day of the period covered by such financial statements, of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation and the Borrower’s direct or indirect percentage ownership therein;

(d)                within five days after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the General Partner, on behalf of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)                promptly upon the mailing thereof to the unitholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f)                 promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

(g)                if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Borrower, setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan, which in the case of each of clauses (i), (ii), (iii) and (viii) above, could cause one or more members of the ERISA Group to incur liability;

(h)                promptly upon any announcement by S&P, Moody’s or Fitch of any issuance of or change in a Public Debt Rating, notice of such issuance or change; and

(i)                 from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (e), and (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Information required to be delivered pursuant to this Section 6.01 may also be delivered by facsimile or electronic mail pursuant to procedures approved by the Administrative Agent. Except for Compliance Certificates required by Section 6.01(c), the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any request for delivery of such documents, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Investor” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Investor” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

6.02.          Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay or discharge its material tax liabilities before the same shall become delinquent except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.03.          Maintenance of Property; Insurance.

(a)                The Borrower will keep, and will cause each of its Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)                The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), or will cause to be maintained on its behalf through the insurance program of ETRN and its Subsidiaries with financially sound and responsible insurance companies, insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies of established repute engaged in the same or a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04.          Conduct of Business and Maintenance of Existence. Subject to Section 7.05, the Borrower will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of its organization and their respective rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing in this Section 6.04 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if (A) in the case of a Domestic Subsidiary, the entity surviving such consolidation or merger is a Domestic Subsidiary and (B) in the case of a foreign Subsidiary, the entity surviving such consolidation or merger is a Subsidiary, if, in each case covered by this clause (i), after giving effect thereto, no Default shall have occurred and be continuing, or (ii) the termination of the legal existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

6.05.          Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable material Laws and requirements of Governmental Authorities (including, without limitation, Environmental Laws, the Patriot Act and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings or as would not reasonably be expected to have a Material Adverse Effect.

6.06.          Inspection of Property, Books and Records. The Borrower will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities to the extent required by GAAP or applicable Law; and will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, however, that if an Event of Default has occurred and is continuing, any visit and inspection by a Lender shall be at the sole expense of the Borrower.

6.07.          Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower (i) to pay fees, costs and expenses in connection with this Agreement, (ii) for working capital, capital expenditures, distributions, unit repurchases, investments, acquisitions, and capital contributions, (iii) for repayment or refinancing of Debt (including, but not limited to, Debt under the Revolving Credit Agreement) and (iv) for other lawful partnership purposes.

6.08.          Governmental Approvals and Filings. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain in full force and effect all action by or in respect of, or filing with, any Governmental Authority necessary in connection with (a) the execution and delivery of this Agreement, or any Note issued hereunder by the Borrower, (b) the consummation by the Borrower of the transactions herein or therein contemplated, (c) the performance of or compliance with the terms and conditions hereof or thereof by the Borrower, or (d) any other actions required to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

6.09.          [Reserved].

6.10.          [Reserved].

6.11.          [Reserved]

6.12.          Anti-Money Laundering/International Trade Law Compliance. The Borrower covenants and agrees that (a) none of the Borrower or any of its Subsidiaries will become a Sanctioned Person, (b) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower or such Subsidiary, through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) it shall maintain in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, (d) the Borrower will comply, and will cause its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents to comply, with Anti-Terrorism Laws and applicable Sanctions in all material respects, (e) the funds used to repay the Obligations will not be derived from any unlawful activity of the Borrower or its Subsidiaries, and (f) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

ARTICLE VII

Negative covenants

The Borrower agrees that so long as any Loans or Commitments remain outstanding or any Obligation payable hereunder remains unpaid:

7.01.          Liens. Neither the Borrower nor any Subsidiary shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not past due for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)                Liens of landlords (other than to secure Debt) and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not past due for more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)                pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)                Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(g)                leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)                any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(i)                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(j)                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k)                Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(l)                 Liens, if any, in favor of the Administrative Agent or any Lender securing, or constituting a set-off right in respect of, any of the Obligations;

(m)              (i) Liens on “Incremental Term Loan Cash Collateral” securing only “Incremental Term Loans” as each such term is defined in and under the Revolving Credit Agreement, (ii) Liens on “Cash Collateral” securing only “L/C Obligations” and obligations in respect thereof as each such term is defined in and under the Revolving Credit Agreement and (iii) setoff rights provided under the Revolving Credit Agreement or any other financing permitted hereunder;

(n)                Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;

(o)                rights of first refusal entered into in the ordinary course of business;

(p)                Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(q)                Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into a Swap Contract, to the extent such Swap Contracts are entered into in the ordinary course of business;

(r)                 any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(s)                 any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary, and not created in contemplation of such acquisition;

(t)                 any Lien securing any refinancing, extension, renewal or refunding of any obligation that is secured by any Lien permitted by any of the foregoing clauses (r) and (s), so long as the amount of such obligation is not increased;

(u)                any Lien in favor of the Borrower and/or any Subsidiary (other than Liens on assets of the Borrower);

(v)                Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(w)              Liens on the membership interests or other equity interests of a Designated Joint Venture owned by the Borrower or any Subsidiary securing indebtedness of such Designated Joint Venture;

(x)                Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations; provided that the aggregate principal amount of all such Debt and obligations does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien; and

(y)                Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions.

7.02.          Financial Covenant. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower, shall be less than or equal to 5.0 to 1.0; provided, that subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the Closing Date), the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.00.

7.03.          Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate unless any such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Subsidiary) on the other hand, shall be on an arm’s length basis and on terms no less favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Subsidiary); provided, that the foregoing provisions of this Section shall not (a) prohibit the Borrower and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or a Subsidiary from engaging in a transaction or transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit the Borrower or a Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower and its Subsidiaries from entering into a definitive agreement with respect to or effecting (i) a Partnership Restructuring Event and the transactions related thereto or (ii) a Partnership Rollup Event or a Drop-Down Acquisition with ETRN, any of its Subsidiaries or any of its or their respective Affiliates and the transactions related thereto, and in each case shall not prohibit the performance by any Person party thereto of their obligations thereunder, (f) prohibit any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters, (g) prohibit the Borrower or any of its Subsidiaries from engaging in a transaction with an Affiliate if such transaction has been approved by the conflicts committee of the General Partner, (h) prohibit transactions between the Borrower or any Subsidiary or Designated Joint Venture, on the one hand, and any Subsidiary or Designated Joint Venture, on the other hand, that are on terms and conditions reasonably fair to the Borrower in all material respects in the good faith judgment of the Borrower, (i) prohibit transactions involving any employee benefit plans or related trusts and (j) prohibit the payment of reasonable compensation, fees and expenses (as determined by the Borrower) to, and indemnity provided on behalf of, the General Partner and directors, employees and officers of the General Partner, the Borrower or any Subsidiary.

7.04.          Restricted Payments. Borrower will not declare or make, directly or indirectly, any Restricted Payment, during the occurrence and continuance of an Event of Default under Section 8.01(a), 8.01(b) (solely due to the failure to satisfy the covenant contained in Section 7.02), 8.01(f) or 8.01(g)), or if a Default or Event of Default under the foregoing Sections would be caused by the making of such Restricted Payment.

7.05.          Mergers and Fundamental Changes. Borrower will not, nor will it permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, and (C) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Subsidiary of the Borrower may merge with or into another Subsidiary of the Borrower or any other Person, (iii) any Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) the Borrower may enter into a definitive agreement with respect to or effecting a Partnership Rollup Event or a Partnership Restructuring Event or otherwise merge with or into ETRN or any Subsidiary thereof, so long as (A) no Default or Event of Default shall exist or be caused thereby, (B) the Borrower continues in existence or the surviving entity assumes the Borrower’s obligations under this Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent, (C) the Borrower continues in existence or the surviving entity has an Investment Grade Rating, and (D) the Lenders have, to the extent reasonably requested prior to the closing of such transaction, satisfied reasonably required “know your customer” diligence on any counterparty in connection with such transaction.

7.06.          Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business other than the midstream oil and gas business or any business substantially related or incidental thereto.

7.07.          Use of Proceeds. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, for a purpose that entails a violation of Regulation U of the FRB. The proceeds of the Loans shall not be used, directly or indirectly, by the Borrower or its Subsidiaries to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.

7.08.          Dispositions. Except in the case of a Partnership Rollup Event or a Partnership Restructuring Event, the Borrower will not make, nor permit its Subsidiaries to make, any Disposition (whether in one transaction or a series of transactions) that constitutes all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

7.09.          Debt. The Borrower will not, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Debt except:

(a)                (i) Debt pursuant to this Agreement or an Incremental Term Loan Agreement or (ii) Debt pursuant to the Revolving Credit Agreement or an “Incremental Term Loan Agreement” as defined in and under the Revolving Credit Agreement up to, in the case of this clause (a)(ii), the amount of Debt (whether drawn, undrawn, contingent, mature, inchoate or otherwise) evidenced by the Revolving Credit Agreement as of the Closing Date;

(b)                Current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business that is extended in connection with the normal purchases of goods and services;

(c)                Debt of any Person that becomes a Subsidiary of the Borrower, to the extent such Debt is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof, and Debt assumed by the Borrower or any Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Capital Stock of a Person) of another Person and, in each case, Debt refinancing, extending, renewing or refunding such Debt; provided that (i) the principal amount of such Debt is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Debt as well as any premiums owed on and accrued and unpaid interest related to the original Debt); and (ii) at the time of and immediately after giving effect to the incurrence or assumption of such Debt or refinancing Debt and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Debt, and of all Debt previously incurred or assumed pursuant to this Section 7.09(c), and then outstanding, shall not exceed 50% of Consolidated EBITDA for the period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries (and such Person on a pro forma basis) then most recently ended;

(d)                Debt in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(e)                all obligations of such Person arising under letters of credit (including standby and commercial);

(f)                 Debt solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or a Subsidiary securing indebtedness of such Designated Joint Venture;

(g)                other Debt of the Borrower so long as, after giving effect to the incurrence of such Debt, the Borrower is in compliance with Section 7.02; and

(h)                other Debt of the Subsidiaries of the Borrower so long as, after giving effect to the incurrence of such Debt, the aggregate outstanding principal amount of all Debt outstanding under this clause (h) does not exceed 15% of Consolidated Net Tangible Assets at the time of incurrence.

7.10.          Changes in Fiscal Year; Organization Documents. The Borrower shall not (a) make changes to its (i) fiscal year or (ii) Organization Documents, which, in either case, would reasonably be expected to have a Material Adverse Effect or (b) change the definitions of “Partnership Rollup Event” or “Partnership Restructuring Event” in the Partnership Agreement in a manner materially adverse to the Lenders.

ARTICLE VIII

events of default and remedies

8.01.          Events of Default. Any of the following events shall constitute an “Event of Default”:

(a)                Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any facility or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)                Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to the Borrower’s existence), 6.07 or 6.08 or Article VII; or

(c)                Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality, in which case they shall be true and correct in all respects and except that the representation and warranty made in Section 5.15(a) shall be true and correct in all respects) when made or deemed made; provided that (except in the case of any representation, warranty or certification made with respect to any financial statement of the Borrower) if such lack of correctness is capable of being remedied or cured within a 30-day period, Borrower shall have a period of 30 days after the earlier of (i) written notice thereof has been given to Borrower by Administrative Agent (acting on the request of one or more Lenders) or (ii) a Responsible Officer of the General Partner has obtained knowledge thereof, within which to remedy or cure such lack of correctness; or

(e)                Cross-Payment Default. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt, or (B) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any default occurs, the effect of which default is to cause, or to permit the holder or holders of such Material Debt to cause, with the giving of notice if required, the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event as defined in and under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party as so defined in and under such Swap Contract and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000; or

(f)                 Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                Judgments. There is entered against the Borrower or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not (i) covered by independent third-party insurance as to which the insurer does not dispute coverage and/or (ii) fully indemnified by (x) ETRN, any direct or indirect subsidiary thereof or EQT Corporation or (y) a third party who has acknowledged liability for such judgment and has either provided credit support for such indemnity obligations that is reasonably acceptable to the Administrative Agent or otherwise has an Investment Grade Rating), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                 ERISA. (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, which, in the case of each of clauses (ii), (iii), (iv) and (v) above, could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000 in the aggregate; or

(j)                 Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                Change of Control. There occurs any Change of Control.

8.02.          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of:

(a)                the Required Lenders, take any or all of the following actions:

(i)                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document with respect to the Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii)               exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and

(b)                the Required Incremental Term Lenders of any particular Series, take any or all of the following actions:

(i)                 declare the commitment, if any, of each applicable Incremental Term Lender to make Incremental Term Loans of such Series to be terminated, whereupon such commitments shall be terminated;

(ii)               declare the unpaid principal amount of all outstanding Incremental Term Loans of such Series, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document with respect to the Incremental Term Loans of such Series to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)             exercise on behalf of itself and the applicable Incremental Term Lenders all rights and remedies available to it and the applicable Incremental Term Lenders under the Loan Documents or applicable law;

provided, however, in each case, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

8.03.          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

administrative agent

9.01.          Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Required Incremental Term Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.          Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each Agent-Related Person (in each case, to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in each case in its capacity as such or against any Agent-Related Persons acting for the Administrative Agent in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders or Required Incremental Term Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of this Agreement, the payment of all other Obligations and the resignation of the Administrative Agent.

9.06.          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07.          Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, in no event shall any successor agent be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.08.          Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09.          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.10.          Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11.          Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that:

(i)                 none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                no fee or other compensation is being paid directly to the Administrative Agent, each Arranger or their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

10.01.      Amendments, Etc.

(a)                Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)               postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(iii)             reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (E) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)              change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)                change any provision of this Section or the definition of “Required Lenders” or “Required Incremental Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)              release the Borrower without the written consent of each Lender; or

(vii)            amend or modify Section 2.17 or Section 4.01 without the consent of the Required Lenders and to the extent applicable to any outstanding Series of an Incremental Term Commitment, the Required Incremental Term Lenders applicable to such Series;

and, provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (B) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the applicable parties thereto; and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Commitment of or the Loans held by any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)                Notwithstanding the provisions of Section 10.01(a), this Agreement may be amended, restated, amended and restated or otherwise modified pursuant to any Incremental Term Loan Agreement with the written consent of the Administrative Agent (provided that only the acknowledgment of the Administrative Agent (and not the consent of the Administrative Agent) shall be required with respect to any Incremental Term Loan Agreement that is substantially in the form of Exhibit F attached hereto and makes no modifications to this Agreement except for the matters specified in the form of Exhibit F attached hereto), the Borrower and the Incremental Term Lenders providing the Incremental Term Loans made under this Agreement pursuant to Section 2.17, but without the consent of any other Lender; provided that such amendment, restatement, amendment and restatement or other modification is not directly adverse to any other Lender and shall effect such other changes (including, without limitation, changes to the provisions of Article II, Section 10.01(a) and the definition of “Required Lenders” to include appropriately the Incremental Term Lenders providing such Incremental Term Loans and any other definitions or provisions of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights under this Agreement or make any determination or grant any consent under this Agreement) as the Borrower and the Incremental Term Lenders providing such Incremental Term Loans (and to the extent there are modifications to this Agreement beyond the scope of the form of Incremental Term Loan Agreement as set forth in Exhibit F attached hereto, the Administrative Agent) shall deem reasonably necessary in connection with any such Incremental Term Loan Agreement; provided, further, that no Incremental Term Loan Agreement shall:

(i)                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)               postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(iii)             reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (C) of the second proviso to Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)              change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)                release the Borrower without the written consent of each Lender directly and adversely affected thereby; or

(vi)              amend or modify Section 2.17 or Section 4.01 without the consent of the Required Lenders and to the extent applicable to any outstanding Series of an Incremental Term Commitment, the Required Incremental Term Lenders applicable to such Series.

(c)                Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (i) to correct or cure ambiguities, errors, omissions or defects, (ii) to effect administrative changes of a technical or immaterial nature, and (iii) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, and, in each case of clauses (i), (ii), and (iii), such amendment shall (unless a later time is specified in the body of such amendment) automatically become effective on the date that is three (3) Business Days following the date that such amendment is made available to the Lenders hereunder without any further action or the consent of any other party to any Loan Document.

10.02.      Notices; Effectiveness; Electronic Communication.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to the Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)               if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.      Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, but, in the case of attorneys’ fees, limited to Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), but, in the case of attorneys’ fees, limited to Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Other Taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after written demand therefor. The agreements in this Section shall survive the termination of this Agreement and repayment of all other Obligations.

10.05.      Indemnification; Damage Waiver.

(a)                Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and their respective Affiliates, partners, directors, officers, agents and advisors (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, and reasonable and documented out-of-pocket costs and expenses (in the case of attorneys’ fees, limited to Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, penalties, claims, costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or that of its respective Affiliates, directors, officers, employees, partners, representatives, advisors, or agents, (y) a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under the Loan Documents or (z) a claim brought by one Indemnitee against another Indemnitee so long as such claim does not involve, or result from, an action or inaction by the Borrower or any Affiliate of the Borrower (except when one of the Indemnitees was acting in its capacity or in fulfilling its role as Administrative Agent, Arranger or any similar role under this Agreement or any other Loan Document). All amounts due under this Section 10.05 shall be payable within ten Business Days after written demand therefor, together with backup documentation in reasonable detail supporting such indemnity request. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01, this Section 10.05(a) shall not apply with respect to Taxes other than Taxes that represent liabilities, damages, claims, costs or expenses arising from any non-Tax claim. Each Indemnitee shall be severally obligated to refund or return any and all amounts paid by the Borrower or any of the Borrower’s Affiliates under this Section 10.05 to the extent such Indemnitee is not entitled to payments of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction by final and nonappealable judgment.

(b)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including IntraLinks) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (or that of its respective Affiliates, directors, officers, employees, agents, partners, representatives, advisors, or agents) or a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.06.      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07.      Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than in connection with a transaction permitted by Section 7.05(iv)) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (h) of this Section), no minimum amount need be assigned, and

(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of Commitments and the aggregate stated principal amount of the outstanding Loans at such time of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such specified date, shall not be less than $5,000,000 unless each of the Administrative Agent, and, so long as no Event of Default under Section 8.01(a), Section 8.01(b) (solely due to the failure to satisfy the covenant contained in Section 7.02), Section 8.01(f), or Section 8.01(g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(b) (solely due to the failure to satisfy the covenant contained in Section 7.02), Section 8.01(f), or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is (x) in the case of an assignment of Initial Term Loans, to a Person that is a Lender of Initial Term Loans, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) in the case of an assignment of Incremental Term Loans or an Incremental Term Commitment, to a Person that is an Incremental Term Lender, an Affiliate of an Incremental Term Lender or an Approved Fund with respect to an Incremental Term Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is (x) in the case of an assignment of Initial Term Loans or a Commitment in respect thereof, to a Person that is not a Lender of Initial Term Loans, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) in the case of an assignment of Incremental Term Loans or an Incremental Term Commitment, to a Person that is not an Incremental Term Lender, an Affiliate of an Incremental Term Lender or an Approved Fund with respect to an Incremental Term Lender.

(iv)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B, or (C) to a natural person.

(vi)              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, except to the extent otherwise specifically provided hereunder, and only to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(a) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant, and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 (including subsection 3.01(f)), and be subject to Sections 3.06 and 10.16 as though it were a Lender.

(f)                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Fund” means any Person (other than a natural Person) that is (or will be) a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)                 Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.08.      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (in which case, the Administrative Agent or such Lender shall promptly notify the Borrower in advance to the extent practicably and lawfully permitted to do so and reasonably cooperate with any attempt by the Borrower to obtain an appropriate protective order or other protection); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent or such Lender shall promptly notify the Borrower in advance to the extent practicably and lawfully permitted to do so and reasonably cooperate with any attempt by the Borrower to obtain an appropriate protective order or other protection); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization (including any credit insurance provider relating to the Borrower and its obligations). In addition, the Administrative Agent and the Lenders may disclose, after the Closing Date, the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For purposes of this Section, “Information” means all information received from the Borrower, any Subsidiary or any Designated Joint Venture relating to the Borrower, any Subsidiary or any Designated Joint Venture or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, a Subsidiary, or any Designated Joint Venture, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09.      Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Borrower a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10.      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof and shall constitute an agreement to deliver an original executed counterpart if requested.

10.12.      Integration. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13.      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation payable hereunder shall remain unpaid or unsatisfied.

10.14.      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15.      [Reserved].

10.16.      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06, or if any Lender suspends its obligations to make, maintain or continue Eurodollar Rate Loans pursuant to Section 3.02 or any Lender is a Defaulting Lender or a Non-Consenting Lender or a Non-Extending Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                unless waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b)                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                such assignment does not conflict with applicable Laws; and

(e)                in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, or in the case of any assignment from a Lender becoming a Non-Extending Lender, the applicable assignee shall consent to the applicable extension.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 10.16 and to the extent permitted under applicable Laws, each Lender hereby agrees that any Assignment and Acceptance done in accordance with this Section 10.16 shall be effective against a Defaulting Lender five (5) Business Days after it has been given notice of the same, whether or not such Defaulting Lender has executed such Assignment and Acceptance, and such Defaulting Lender shall be bound thereby as fully and effectively as if such Defaulting Lender had personally executed, acknowledged and delivered the same.

10.17.      Governing Law.

(a)                THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK.

(b)                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arrangers, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger(s) have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19.      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20.      USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the relevant financial institution will ask for the business name, business address, taxpayer identifying number and other information that will allow the financial institution to identify the Borrower, such as organizational documents. For some businesses and organizations, the financial institution may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.21.      [Reserved].

10.22.      No General Partner’s Liability for Facility. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Commitments or the Loans. In furtherance of the foregoing, the Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Borrower or any of its Subsidiaries under any Loan Document with respect to the Commitments or the Loans shall be asserted against the General Partner (in its individual capacity), any claim arising against the Borrower or any of its Subsidiaries under any Loan Document with respect to the Commitments or the Loans shall be made only against and shall be limited to the assets of the Borrower and its Subsidiaries, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Commitments or the Loans shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Commitments or the Loans or any claims arising under this Agreement or any other Loan Document with respect to the Commitments or the Loans, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Administrative Agent and the Lenders for themselves and their respective successors and assigns.

10.23.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

	By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Term Loan Agreement

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Alice Mare
Name:	Alice Mare
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Alice Mare
Name:	Alice Mare
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

JP MORGAN CHASE BANK, N.A., as Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized officer

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Tyler Ellis
Name:	Tyler Ellis
Title:	Director

Signature Page to Term Loan Agreement

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Managing Director

Signature Page to Term Loan Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Saqeeb Ludhi
Name:	Saqeeb Ludhi
Title:	Vice President

Signature Page to Term Loan Agreement

MUFG BANK, LTD., as a Lender

By:	/s/ Traci Bankston
Name:	Traci Bankston
Title:	Director

Signature Page to Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

Signature Page to Term Loan Agreement

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Managing Director

Signature Page to Term Loan Agreement

SCHEDULE 2.01

COMMITMENT AND PRO RATA SHARES

Lender	Commitment	Applicable Percentage
The Toronto-Dominion Bank, New York Branch	$220,000,000.00	15.714285714%
JPMorgan Chase Bank, N.A.	$220,000,000.00	15.714285714%
Bank of America, N.A.	$160,000,000.00	11.428571429%
BMO Harris Bank N.A.	$160,000,000.00	11.428571429%
Citibank, N.A.	$160,000,000.00	11.428571429%
MUFG Bank, Ltd.	$160,000,000.00	11.428571429%
PNC Bank, National Association	$160,000,000.00	11.428571429%
The Bank of Nova Scotia, Houston Branch	$160,000,000.00	11.428571429%
TOTAL	$1,400,000,000.00	100.000000000%

SCHEDULE 5.10

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage	Material Subsidiary (Yes or No)
Equitrans Investments, LLC	Delaware	100%	Yes
Equitrans Services, LLC	Delaware	100%	Yes
Equitrans, L.P.	Pennsylvania	100%	Yes
EQM Midstream Finance Corporation	Delaware	100%	No
EQM Gathering Holdings, LLC	Delaware	100%	Yes
EQM Gathering Opco, LLC	Delaware	100%	Yes
EQM Olympus Midstream LLC	Delaware	100%	Yes
EQM West Virginia Midstream LLC	Delaware	100%	No
MVP Holdco, LLC	Delaware	100%	Yes
Rager Mountain Storage Company LLC	Delaware	100%	No
Strike Force Midstream Holdings LLC	Delaware	100%	Yes
Strike Force Midstream LLC	Delaware	100%	Yes
Strike Force East LLC	Delaware	100%	No
Strike Force South LLC	Delaware	100%	No
EQM Midstream Management LLC	Delaware	100%	No
RM Partners LP	Delaware	100%	Yes
RM Operating LLC	Delaware	100%	Yes
Equitrans Water Services (OH), LLC	Delaware	100%	No
Equitrans Water Services (PA), LLC	Delaware	100%	No
EQM Poseidon Midstream LLC	Delaware	100%	Yes
EQM VE II Access, LLC	Delaware	100%	No
EQM VG, LLC	Delaware	100%	No
Hornet Midstream Holdings, LLC	Delaware	100%	No
Hornet Midstream Pipeline, LLC	Delaware	100%	No
EQGP Holdings, LP	Delaware	100%	No
EQM Midstream Services, LLC	Delaware	100%	No
Equitrans Transaction Sub GP, LLC	Delaware	100%	No

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

c/o EQM Midstream Partners, LP

2200 Energy Drive

Canonsburg, PA 15317

Attention: Treasurer

Telephone: (412) 553-5772

Facsimile: None

Electronic Mail: treasury@equitransmidstream.com

Website: www.eqm-midstreampartners.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office:

Toronto Dominion (Texas) LLC

Ernst & Young Tower,

222 Bay Street, 15th Floor,

Toronto, ON, M5K 1A2

Canada

Attention: Administrative Agent

Facsimile: (416) 982-5535

Email: tdsagencyadmin@tdsecurities.com

with a copy to:

Toronto Dominion (Texas) LLC

909 Fannin St., Suite 1100

Houston, Texas 77010

Attention: Liana Chernysheva

Telephone: (713) 653-8225

Facsimile: (713) 652-2647

Email: liana.chernysheva@tdsecurities.com

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To:	Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as Administrative Agent.

The undersigned hereby requests (select one):

A.       ☐ A Borrowing of Initial Term Loans comprised of (select one):

☐  Base Rate Loans

☐  Eurodollar Rate Loans

B.       ☐ A Borrowing of Incremental Term Loans comprised of (select one):

☐  Base Rate Loans

☐  Eurodollar Rate Loans

C.       ☐ A conversion of Base Rate Loans to Eurodollar Rate Loans

D.       ☐ A conversion of Eurodollar Rate Loans, with a current Interest Period of _________ months ending on _____________, _______, to Base Rate Loans

E.       ☐ A continuation of Eurodollar Rate Loans, with a current Interest Period of _________ months ending on_____________, _______

1.       On ________________________________________ (a Business Day) (the [“Borrowing Date”][“Continuation/Conversion Date”]).

2.       In the amount of $______________________________

and, if applicable:

3.       For Eurodollar Rate Loans: with an Interest Period of _________ months.

4.       For Incremental Term Loans: Series [__] Incremental Term Loans.

Sincerely,

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

____________________ [Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [Initial Term Loan] [Series [__] Incremental Term Loan] from time to time made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as Administrative Agent .

The Borrower promises to pay interest on the unpaid principal amount of each [Initial Term Loan] [Series [__] Incremental Term Loan] from the date of such [Initial Term Loan] [Series [__] Incremental Term Loan] until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. [Initial Term Loans] [Series [__] Incremental Term Loans] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

This Note is a Loan Document and is subject to Section 10.10 of the Agreement, which shall apply hereto by reference.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Note]

Loans and Payments with Respect Thereto

Date	Class of Loan	Type of Loan Made	Amount of Loan Made	Length and End of Interest Period (if applicable)	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _____

To:	Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent .

The undersigned Responsible Officer hereby certifies to the Administrative Agent and the Lenders (solely in his/her official capacity and not any individual capacity) as of the date hereof that he/she is the ____________________________________1 of the General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the General Partner, acting on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, are:

[select one]:

[attached hereto as Schedule 1]

-- or --

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.       The unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date, are:

[select one]:

[attached hereto as Schedule 1]

-- or --

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

1 If this is a quarterly compliance certificate, it must be signed by the chief financial officer or the chief accounting officer.

Such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements referenced in paragraph 1 above.

3.       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one]:

[to the best knowledge of the undersigned during such fiscal period, (a) the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and (b) no Default exists.]

--or--

[the following covenants or conditions have not been performed or observed [or: the following Default exists] and the following is a list of each such Default and its nature and status:]

4.       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects as of the “Financial Statement Date” referenced above.

5.       Attached hereto as Schedule 3 is a complete and accurate list as of the last day of the fiscal period referenced above of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, and the Borrower’s direct or indirect percentage ownership therein. As of the date hereof, each such Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title:

Schedule 1

to the Compliance Certificate

Financial Statements

[select one]:

[See attached]

-- or --

[Available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement]

Schedule 2

to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended

___________________ (“Statement Date”)

Section 7.02 – Consolidated Leverage Ratio.

I.	Consolidated Debt for fiscal quarter ended the Statement Date

	A.	Debt of the Borrower and its Subsidiaries on a consolidated basis at Statement Date:	$____________________

	B.	Debt of the Borrower or a Subsidiary solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or such Subsidiary securing indebtedness of such Designated Joint Venture:	$____________________

	C.	Consolidated Debt on the Statement Date (Lines 1.A. - 1.B.):	$____________________

II.	Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date

	A.	Consolidated Net Income for such period:	$____________________

	B.	to the extent [deducted / included] in determining Consolidated Net Income for such period, taxes based on or measured by income:	$____________________

	C.	to the extent [deducted / included] in determining Consolidated Net Income for such period, Consolidated Interest Charges:	$____________________

	D.	to the extent [deducted / included] in determining Consolidated Net Income for such period, transaction expenses related to the execution and delivery of the Revolving Credit Agreement (including, without limitation, financing fees and expenses) in an aggregate amount not to exceed $6.0 million:	$____________________

	E.	to the extent [deducted / included] in determining Consolidated Net Income for such period, depreciation and amortization expense:	$____________________

	F.	the amount of cash dividends [and cash distributions] actually received during such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures:	$____________________

	G.	the amount collected during the period from [capital / finance] lease arrangements with affiliates to the extent not already recognized in Consolidated Net Income:	$____________________

	H.	non-cash long term compensation expenses:	$____________________

	I.	to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower:	$____________________

	J.	any amounts previously added to Consolidated EBITDA pursuant to clause (H) above during a prior period to the extent they are paid in cash during the current period:

	K.	Consolidated EBITDA at Statement Date (Lines II.A. + II.B. + II.C. + II.D. + II. E. + II.F + II.G + II.H - II.I – II.J.):[2]	$____________________

III.	Consolidated Debt to Consolidated EBITDA for fiscal quarter ended the Statement Date: (Line I.C. ÷ Line II.K.) (Shall be less than or equal to 5.0 to 1.0)[3]		____________________

2 May include, at Borrower’s option, Qualified Project EBITDA Adjustments as provided in, and in accordance with the terms of, Section 1.03(c)(ii) of the Credit Agreement and the definition of “Qualified Project EBITDA Adjustments” set forth in the Credit Agreement.

3 Subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the Closing Date), this Line III, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.00.

Schedule 3

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each], an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a [Lender of Initial Term Loans][Incremental Term Lender with respect to Series [__] Incremental Term Loans]][their respective capacities as [Lenders of Initial Term Loans][Incremental Term Lenders with respect to Series [__] Incremental Term Loans]] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a [Lender of Initial Term Loans][Incremental Term Lender with respect to Series [__] Incremental Term Loans])] [the respective Assignors (in their respective capacities as [Lenders of Initial Term Loans][Incremental Term Lenders with respect to Series [__] Incremental Term Loans]]] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any]Assignor.

1.	Assignor[s]: ______________________________

[4]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[5]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]: ______________________________ [for each Assignee, indicate [Lender of Initial Term Loans and/or Incremental Term Lender with respect to Series [__] Incremental Term Loans, as applicable] or [Affiliate] or [Approved Fund] of [identify Lender of Initial Term Loans and/or Incremental Term Lender with respect to Series [__] Incremental Term Loans, as applicable]]

3.	Borrower: EQM Midstream Partners, LP

4.	Administrative Agent: Toronto Dominion (Texas) LLC, as the administrative agent under the Credit Agreement, or any successor administrative agent

5.	Credit Agreement: The Term Loan Agreement, dated as of August 16, 2019 among EQM Midstream Partners, LP, the Lenders party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent and the other parties from time to time party thereto, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

6.	Assigned Interest:

Initial Term Loans

Assignor[s]	Assignee[s]	Aggregate Amount of Initial Term Loans for the Applicable Class of Lenders	Amount of Initial Term Loans Assigned	Percentage Assigned of Initial Term Loans[8]
		$	$		%

Series [ ]Incremental Term Loans

Assignor[s]	Assignee[s]	Aggregate Amount of Incremental Term Commitment/ Incremental Term Loans of the Applicable Series for the Applicable Class of Lenders	Amount of Incremental Term Commitment/ Incremental Term Loans of the Applicable Series Assigned	Percentage Assigned of Incremental Term Commitment/ Incremental Term Loans of the Applicable Series [9]
		$	$		%

[7.	Trade Date: __________________][10]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	Set forth, to at least 9 decimals, as a percentage of the Initial Term Loans.
[9]	Set forth, to at least 9 decimals, as a percentage of the Incremental Term Commitment / Incremental Term Loans for the applicable Class.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Signature Page to Assignment and Assumption]

[Consented to and][11] Accepted:

Toronto Dominion (Texas) LLC,
as Administrative Agent

By:
Name:
Title:

[Consented to:][12]

EQM Midstream Partners, LP, a Delaware
limited partnership,
as Borrower

By: EQGP Services, LLC, its general partner, a
Delaware limited liability company

By:
Name:
Title:

[11]	To be included if required pursuant to Section 10.07(b)(iii) of the Credit Agreement.
[12]	To be included if required pursuant to Section 10.07(b)(iii) of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Annex 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1.       Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the [relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, any other Lender or the Borrower, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] the Assignor, any other Lender or the Borrower, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the [relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to the [relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF

INCREMENTAL TERM LOAN AGREEMENT

SERIES [_] INCREMENTAL TERM LOANS

Dated as of [__], 20[_]

Reference is made to the Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as Administrative Agent.

Section 1         Amendments to Credit Agreement.

The Borrower and the Incremental Term Lenders party hereto (the “Series [ ] Incremental Term Lenders”) are willing to amend the Credit Agreement, in accordance with Sections 2.17 and 10.01(b) thereof, to evidence the agreement of each Series [ ] Incremental Term Lender to provide Series [__] Incremental Term Loans, the Borrower’s obligation to repay such Series [__] Incremental Term Loans, on the following terms and subject to the following conditions:

I. Incremental Term Loan Commitments:	Each Series [ ] Incremental Term Lender severally agrees, on the terms and conditions set forth herein and in the Credit Agreement, to make Series [__] Incremental Term Loans to the Borrower, at any time and from time to time during the period from [_________][13] to ninety (90) days following such date (the “Series [ ] Incremental Term Loan Drawdown Period”), in the aggregate principal amount set forth opposite such Series [ ] Incremental Term Lender’s name on the signature pages hereof under the caption “Series [__] Incremental Term Commitment”, which amount shall be such Series [ ] Incremental Term Lender’s Incremental Term Commitment with respect to the Series [__] Incremental Term Loans; provided that, the Borrower may not request more than [two (2)] draws with respect to the Series [ ] Incremental Term Loans during the Series [ ] Incremental Term Loan Drawdown Period, one of which must be on the Series [ ] Incremental Term Loan Effective Date (as defined in Section 2 below).

Each Series [ ] Incremental Term Lender party hereto agrees that it is an Incremental Term Lender with respect to the Series [__] Incremental Term Loans for all purposes under the Credit Agreement.

II. Prepayment:	Once repaid or prepaid, the Series [__] Incremental Term Loans may not be reborrowed; provided that this Part II of Section 1 shall not limit the Borrower’s right pursuant to Section 2.17 of the Credit Agreement to request a different Series of Incremental Term Loans following repayment or prepayment of any Series of Incremental Term Loans.

[13]	Insert effective date of Incremental Term Loan Agreement.

III. Termination or Reduction of Commitments and Mandatory Payments:	The unutilized Series [__] Incremental Term Commitments shall terminate upon earlier to occur of (i) the funding of the second drawing of Series [ ] Incremental Term Loans during the Series [ ] Incremental Term Loan Drawdown Period, and (ii) the last day of the Series [ ] Incremental Term Loan Drawdown Period. The Borrower may, from time to time during the Series [ ] Incremental Term Loan Drawdown Period, permanently reduce the Series [__] Incremental Term Commitments in an integral multiple of $[__________]; provided that each such reduction shall apply proportionately to permanently reduce the Series [__] Incremental Term Commitments of the Series [__] Incremental Term Lenders.

IV. Maturity Date:	The Stated Maturity Date for purposes of the Series [__] Incremental Term Loans shall be [___] for all purposes under this Incremental Term Loan Agreement and the Credit Agreement. On the applicable Maturity Date, the Borrower shall repay to the Series [__] Incremental Term Lenders the aggregate outstanding principal amount of all Series [__] Incremental Term Loans, together with all accrued interest thereon to the date of payment.

V. Applicable Margin:	[The Applicable Margin is as set forth in the Credit Agreement.] [As of any date, the “Applicable Margin” with respect to (i) any Eurodollar Rate Series [__] Incremental Term Loan, shall be [__]% per annum, and (ii) any Base Rate Series [__] Incremental Term Loans shall be [__]% per annum.][14]

VI. Other Terms	[________________________________________________][15]

Section 2         Conditions Precedent.

This Incremental Term Loan Agreement shall become effective on and as of the first date (the “Series [__] Incremental Term Loan Effective Date”) on which the conditions precedent set forth in Section 2.17(d) of the Credit Agreement, as well as the following conditions precedent have been satisfied or waived:

(a)        The Administrative Agent shall have received, on or before the Series [__] Incremental Term Loan Effective Date, dated such day, counterparts hereof signed by each of the parties hereto and the Administrative Agent (or, in the case of any such Person as to which an executed counterpart shall not have been received, receipt by the Administrative Agent of telegraphic, telecopy, electronic communication or other written confirmation from such party of execution of a counterpart hereof by such Person).

(b)        The Series [ ] Incremental Term Lenders shall have received, to the extent reasonably requested, all documentation and other information reasonably requested by such Class of Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

14	To be included if the Applicable Margin for the applicable Series of Incremental Term Loans is different than the “Applicable Margin” set forth in the Credit Agreement.
15	Other applicable terms to be set forth here.

(c)        The Administrative Agent shall have received documentation reasonably satisfactory to it showing satisfaction of the conditions set forth in Section 2.17(d) of the Credit Agreement.

For purposes of determining compliance with the conditions specified in this Section 2, each Series [ ] Incremental Term Loan Lender or Administrative Agent that has executed and delivered (and, as applicable, released from escrow) its signature page to this Incremental Term Loan Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Series [ ] Incremental Term Loan Lender or the Administrative Agent unless the Administrative Agent shall have received notice from such Series [ ] Incremental Term Loan Lender prior to the Series [__] Incremental Term Loan Effective Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Series [__] Incremental Term Loan Effective Date, and such notice shall be conclusive and binding. On the Series [__] Incremental Term Loan Effective Date, the Credit Agreement shall be deemed amended to reflect the existence and terms of the Series [__] Incremental Term Loans evidenced hereby, as set forth herein.

Section 3         Ratification.

Except as provided in Section 1 of this Incremental Term Loan Agreement, the Credit Agreement shall remain unchanged and in full force and effect, and the Borrower (a) ratifies and confirms all provisions of the Credit Agreement as amended by this Incremental Term Loan Agreement, (b) ratifies and confirms that all obligations of the Borrower under the Notes and the Credit Agreement as amended by this Incremental Term Loan Agreement are not released, reduced, or otherwise adversely affected by this Incremental Term Loan Agreement, and (c) agrees to perform such acts and duly authorize, execute, acknowledge and deliver such additional documents and certificates as the Administrative Agent may reasonably request in connection with this Incremental Term Loan Agreement.

Section 4         Expenses.

The Borrower agrees to pay all reasonable and documented out-of-pocket fees, charges and expenses of the Administrative Agent and the Lenders in connection with this Incremental Term Loan Agreement, the applicable Notes and the other documents to be delivered hereunder, in each case, to the extent required by, and subject to the applicable terms and conditions of, Section 10.04 of the Credit Agreement.

Section 5         Governing Law; Submission to Jurisdiction.

This INCREMENTAL TERM LOAN Agreement, each NOTE IN RESPECT OF THE SERIES [__] INCREMENTAL TERM LOANS (IF ANY), AND THE OTHER LOAN DOCUMENTS shall be GOVERNED BY, AND construed in accordance with, the law of the State of New York. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INCREMENTAL TERM LOAN Agreement, each NOTE IN RESPECT OF THE SERIES [__] INCREMENTAL TERM LOANS (IF ANY), AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS INCREMENTAL TERM LOAN AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF this INCREMENTAL TERM LOAN Agreement and each NOTE IN RESPECT OF THE SERIES [__] INCREMENTAL TERM LOANS (IF ANY), ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 6         Execution in Counterparts; Integration.

This Incremental Term Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Incremental Term Loan Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Incremental Term Loan Agreement. This Incremental Term Loan Agreement, together with the Credit Agreement, the Series [__] Incremental Term Notes and any fee letter executed by any Series [ ] Incremental Term Lender and the Borrower in connection herewith, together constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 7         WAIVER OF JURY TRIAL.

EACH PARTY TO THIS INCREMENTAL TERM LOAN AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INCREMENTAL TERM LOAN AGREEMENT, THE CREDIT AGREEMENT OR THE NOTES IN RESPECT OF THE SERIES [__] INCREMENTAL TERM LOANS (IF ANY) OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OF THIS INCREMENTAL TERM LOAN AGREEMENT, THE CREDIT AGREEMENT, ANY NOTE IN RESPECT OF THE SERIES [__] INCREMENTAL TERM LOANS (IF ANY) OR THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS INCREMENTAL TERM LOAN AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Incremental Term Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title :

[Signature Page to Incremental Term Loan Agreement]

Series [__] Incremental
Term Commitment:

$	,
as a Series [ ] Incremental Term Lender

By:
Title:

[Signature Page to Incremental Term Loan Agreement]

[Consented to and][16] Acknowledged:

TORONTO DOMINION (TEXAS) LLC, as the Administrative Agent

By:
Name:
Title:

[16]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Signature Page to Incremental Term Loan Agreement]

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time and Toronto Dominion (Texas) LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time and Toronto Dominion (Texas) LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time and Toronto Dominion (Texas) LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time and Toronto Dominion (Texas) LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]